Exhibit 10.1

SEVENTH AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SEVENTH AMENDMENT (the “Seventh Amendment”) to Employment Agreement, is entered into as of June 18, 2021 by and between John a/k/a Jack McGrath, an individual (“Executive”) and JAKKS Pacific, Inc., a Delaware corporation (“JAKKS” or the “Company”) amends the Amended Employment Agreement (as defined below) between Executive and the Company, and is entered into pursuant to Section 20 of the Amended Employment Agreement.

W I T N E S S E T H:

WHEREAS, Executive and the Company entered into an Employment Agreement on March 4, 2010 which was effective January 1, 2010 (the “2010 Employment Agreement”), which was amended by a First Amendment to Employment Agreement dated August 23, 2011, a Second Amendment to Employment Agreement dated May 15, 2013, a Third Amendment Extending Term of Employment Agreement dated June 11, 2015, a Fourth Amendment to Employment Agreement dated September 29, 2016, a Fifth Amendment dated February 28, 2018, and an Acknowledgment and Waiver Agreement dated as of August 9, 2019, and a Sixth Amendment dated as of December 31, 2019 (the 2010 Employment Agreement, as heretofore amended is referred to as the “Amended Employment Agreement”); and

WHEREAS, the Company and Executive desire to further amend the terms of the Amended Employment Agreement subject to the terms and conditions set forth in this Amendment (the Amended Employment Agreement, as further amended by this Seventh Amendment, is referred to as the “Amended Employment Agreement”.)

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Amended Employment Agreement.

2.	The Parties hereby agree that effective upon the execution of this Amendment, the Amended Employment Agreement shall be deemed amended as follows:

(a)	Section 2 of the Amended Employment Agreement is amended and replaced in its entirety by the following:

“2. Term. The Employment of Executive hereunder shall commence on the Effective Date and continue until December 31, 2023, subject to earlier termination on the terms and conditions provided elsewhere in this Agreement (the “Term”.) As used herein, “Termination Date” means the last day of the Term.”

(b)	Paragraph 3(a) of the Amended Employment Agreement is amended and replaced in its entirety to provide as follows:

“(a) Base Salary. As compensation for Executive's services hereunder, effective January 1, 2022, Company shall pay to Executive a base salary at the rate of $520,000.00 per annum (the "Base Salary") in substantially equal installments no less often than monthly, in accordance with Company's normal payroll practices, and subject to any required tax withholding.”

(c)	Section 3 of the Amended Employment Agreement is amended to add the following new Section 3(f) as follows:

“(f) Performance Bonus Opportunity for Fiscal Years 2022 and 2023. For the fiscal years commencing on January 1, 2022 and January 1, 2023 Executive shall be eligible to receive a performance-based bonus award in a range between Twenty-Five percent (25%) and One Hundred Twenty-Five percent (125%) of the Base Salary, based upon the level of EBITDA achieved by the Company for such fiscal year prior to deduction of bonus expenses and one-time non-recurring costs for initiatives approved by the Board (each an "EBITDA Target Amount''), as determined by the Compensation Committee, and subject to the terms and conditions set forth herein (the “Additional 2022-2023 Performance Bonus"). The Company's EBITDA has the same meaning as defined in the First Lien Term Loan Facility Credit Agreement, dated as of June 2, 2021, by and among BSP Agency LLC, Benefit Street Partners L.L.C., and the Financial Institutions party thereto, the Company, Disguise, Inc., JAKKS Sales LLC, Maui, Inc., and Moose Mountain Marketing, Inc.”

“The Compensation Committee shall determine the EBITDA Target Amounts for fiscal years 2022 and 2023 during the first fiscal quarter of each such fiscal year, prior to deduction of bonus expenses and one-time nonrecurring costs for initiatives approved by the Board, and the amount of the Additional 2022-2023 Performance Bonus for each such fiscal year shall be calculated according to five separate tranches, with the amount of the EBITDA target for each tranche determined by the Compensation Committee in its good faith discretion, as follows:

(i)	If the EBITDA Target Amount is less than a minimum EBITDA amount, no Additional Performance Bonus shall be paid for such fiscal year;

(ii)

If the EBITDA Target Amount equals the minimum EBITDA amount for the preceding tranche, the Additional Performance Bonus shall be in an amount equal to Twenty-Five Percent (25%) of the Base Salary for such fiscal year;

(iii)

If the EBITDA Target Amount equals an EBITDA amount higher than the EBITDA amount for the preceding tranche, the Additional Performance Bonus shall be in an amount equal to Fifty Percent (50%) of the Base Salary for such fiscal year;

(iv)

If the EBITDA Target Amount equals an EBITDA amount higher than the EBITDA amount for the preceding tranche, the Additional Performance Bonus shall be in an amount equal to One Hundred Percent (100%) of the Base Salary for such fiscal year; or

(v)

If the EBITDA Target Amount equals an EBITDA amount higher than the EBITDA amount for the preceding tranche, the Additional Performance Bonus shall be in an amount equal to One Hundred and Twenty-Five Percent (125%) of the Base Salary for such fiscal year.”

“(c)         To the extent that EBITDA exceeds the minimum EBITDA Target Amount, but falls between two EBITDA Target Amounts set forth in Section 3(a)(ii) through (v) and Section 3(e)(ii) through (v) above, the amount of the Additional Performance Bonus shall be determined by the Compensation Committee through linear interpolation. For the avoidance of doubt, the calculation of any Additional Performance Bonus shall be based upon only the highest EBITDA Target Amount achieved by the Company for the applicable fiscal year and shall not be a cumulative amount.”

“(d)         The Company shall pay any Additional 2022-2023 Performance Bonus due Executive hereunder in cash, subject to any required tax withholding, not later than twenty-one (21) business days following the date on which the Auditors final report on the Company's financial statements for such fiscal year is issued and delivered to the Company and in any event not later than April 30 of the calendar year next succeeding such fiscal year (the "Additional Performance Bonus Award Date"). Except as otherwise provided herein, Executive must be employed on the Additional Performance Bonus Award Date to be eligible to receive the Performance Bonus for the applicable fiscal year, or any portion thereof, for such fiscal year.”

(d)	Section 3 of the Amended Employment Agreement is amended to add the following new Section 3(f) as follows:

“(f) Pursuant to and subject to the terms of the Plan, to the extent shares are available for award under the Plan, the Company shall issue to Executive on each of the first business days of 2022 and 2023 (provided that Executive remains employed by the Company on such date(s), as applicable) that number of Restricted Stock Units that are equal to the lesser of (A) an amount in value (determined as provided below) equal to Executive’s Base Salary then in effect or (B) 1.05% of common shares outstanding of the Company, which shall vest as set forth below in paragraph(f)(ii); provided, that no such award shall be made to Executive (and no cash substitute shall be provided to Executive) to the extent shares are not available for grant under the Plan as of such date; and provided, further, that the Company shall not be obligated to amend the Plan and/or seek shareholder approval of any amendment to increase the amount of available shares under the Plan. The number of Shares in each annual grant of Restricted Stock Units will be determined by the closing price of a share of the Company's common stock on December 31, 2021 with respect to the 2022 award, and December 31, 2022 with respect to the 2023 award,”

“         (ii)         Granted Restricted Stock Units will vest in two equal installments on each anniversary of grant.”

3.	Miscellaneous.

3.1

Except as expressly provided herein, this Amendment shall not, by implication or otherwise, alter, modify, amend or in any way affect any of the obligations, covenants or rights contained in the Amended Employment Agreement, all of which are ratified and confirmed in all respects by the Parties and shall continue in full force and effect. Each reference to the Employment Agreement or Amended Employment Agreement hereafter made in any document, agreement, instrument, notice or communication shall mean and be a reference to the Employment Agreement, as amended and modified hereby.

3.2

This Amendment and the documents referenced herein, constitute the entire agreement among the Parties with respect to this amendment of the Amended Employment Agreement and supersede all prior agreements, negotiations, drafts, and understandings among the Parties with respect to such subject matter. This Amendment can only be changed or modified pursuant to a written instrument referring explicitly hereto, and duly executed by each of the Parties.

3.3	This Amendment shall be governed and construed as to its validity, interpretation and effect by the laws of the State of California, without reference to its conflicts of law provisions.

3.4

Each party hereto acknowledges that it has had an opportunity to consult with counsel and has participated in the preparation of this Amendment. No party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that the other party hereto drafted or controlled the drafting of this Amendment.

3.5

This Amendment may be executed and delivered (by facsimile or PDF signature) in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

4.	The Amended Employment Agreement, as expressly amended by this Seventh Amendment, remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above, intending to be legally bound hereby.

JAKKS PACIFIC, INC.

By:

    Name: Stephen Berman

    Title: President & CEO

John a/k/a Jack McGrath